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                                                           [MOSS ADAMS LLP LOGO]

Certified Public Accountants

                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITOR

To the Board of Directors
International Absorbents Inc.

We consent to the incorporation by reference in the registration statements (No. 333-105147 and No. 333-105146) on Form S-8 of International Absorbents Inc. of our report dated February 27, 2004, relating to the consolidated balance sheets of International Absorbents Inc. and Subsidiary as of January 31, 2004 and 2003 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the two years then ended. Such report appears in International Absorbents Inc.'s Annual Report of Form 10-KSB for the periods ended January 31, 2004 and 2003.

/s/ MOSS ADAMS LLP

Bellingham, Washington
April 2, 2004